Exhibit 99.1

Consent of Director Nominee

Tribune Media Company

435 North Michigan Avenue

Chicago, IL 60611

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Tribune Media Company (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of April 6, 2015.

/s/ Michael Kreger
Michael Kreger